Exhibit 4.7

SECONDARY DEED OF TRUST AND SECURITY AGREEMENT

THIS SECONDARY DEED OF TRUST AND SECURITY AGREEMENT (“Deed of Trust”) is made as of the 11th day of September, 2008, between HUNTER BATES MINING CORPORATION, a Minnesota corporation (“Grantor”), having an office at 900 IDS Center, 80 South 8th Street, Minneapolis MN 55402-8773, and the Gilpin County Public Trustee (“Trustee”), whose address is 203 Eureka Street, P.O. Box 368, Central City, CO, 80427.

WITNESSETH:

WHEREAS, that certain Deed of Trust made by Grantor (the “Otten Deed of Trust”), in favor of the Trustee, as trustee for George E. Otten, was issued to secure and enforce the payment of certain obligations of Grantor, including without limitation, that certain Promissory Note dated on or about June 9, 2008 in the principal amount of Six Million Seven Hundred Fifty Thousand and 00/100 Canadian Dollars (CND $6,750,000.00) made by Grantor and payable to the order of George E. Otten, a Colorado resident whose address is 11438 Weld County Rd 19, Fort Lupton, CO, 80621 (or his nominee or assignee), with interest and payments, all as provided therein, being due and payable in full on December 31, 2015 (or earlier as provided for therein), and all modifications, renewals or extensions thereof (the “Otten Note”) and all obligations of the Otten Deed of Trust or any other instruments (“Otten Loan Documents”) executed by Grantor in favor of George E. Otten now or hereafter evidencing or securing the above-described indebtedness or any part thereof (collectively the “Otten Indebtedness”);

WHEREAS, George E. Otten filed the Otten Deed of Trust with the Gilpin County Clerk and Recorder on or about June 9, 2008, as Document No. 136731;

WHEREAS, Wits Basin Precious Minerals Inc., the parent company to Grantor (“Wits Basin”), has previously executed (i) a senior secured convertible note in the principal amount of One Million Twenty Thousand Dollars ($1,020,000), dated February 11, 2008 in favor of Platinum Long Term Growth V, LLC, a Delaware limited liability company whose address is Carnegie Hall Tower, 152 W. 57th Street, 54th Floor, New York, NY 10019 (“Platinum”) and (ii) a secured promissory note in the principal amount of One Hundred Ten Thousand Dollars ($110,000), dated on or about July 10, 2008 in favor of Platinum (collectively, the “Notes”) (Platinum, as payee of the Notes, and all subsequent holders of the Notes or any part thereof or any interest therein or in any of the Secured Indebtedness, are hereinafter referred to as the “Beneficiary”) and certain related agreements with Platinum and (collectively, as amended, restated, or extended from time to time, the “Loan Documents”) and Platinum has agreed to make loans to Wits Basin in consideration thereof for up to One Million One Hundred Thirty Thousand Dollars ($1,130,000) (the “Loans”);

WHEREAS, pursuant to the Loan Documents, Grantor is obligated to secure the repayment of the Notes and all obligations, indebtedness and liabilities of the Loan Documents executed by Wits Basin in favor of the Beneficiary now or hereafter evidencing or securing the indebtedness or any part thereof owed to Platinum (the “Secured Indebtedness”).  The terms and provisions of the Notes are incorporated herein by this reference;

In order to secure repayment of the Secured Indebtedness, Grantor does hereby grant, bargain, sell and convey unto the Trustee, in trust forever, that certain property situate in Gilpin County, Colorado, more particularly described on Exhibit A attached hereto and incorporated herein by this reference, which is commonly known as the Hunter Gold Mine (sometimes collectively hereinafter referred to as the “Property” or the “Mortgaged Property”); provided however that this Deed of Trust and any and all liens on the Mortgaged Property securing the Secured Indebtedness hereby shall be and remain subordinate to the Otten Indebtedness, as amended, restated, or extended from time to time;

TOGETHER with all and singular the tenements, hereditaments, easements, rights of way and appurtenances thereunto belonging or in any wise appertaining, whether now owned or hereafter acquired by Grantor, and any and all rights of ingress and egress to and from adjoining property (whether such rights now exist or subsequently arise), together with the reversion or reversions, remainder or remainders, and rents, issues and profits thereof, and also the entire estate, right, title, interest, claim and demand whatsoever of Grantor of, in and to the same and of, in and to every part and parcel thereof; and

TOGETHER with all buildings, structures, parking structures and improvements now or hereafter located on the Mortgaged Property, including any and all easements and rights of way used in connection therewith; and

TOGETHER with all right, title and interest of Grantor, if any, in all trees, shrubs, flowers and other landscaping features and all oil, gas, minerals, water, water rights, drains and drainage rights appurtenant to, located on, under or above or used in connection with the Mortgaged Property and the improvements situate thereon, or any part thereof, whether now existing or hereafter created or acquired; and

TOGETHER with all leases, rents, issues, royalties, bonus, income and profits, of each and every kind, now or hereafter relating to or arising from the Mortgaged Property and the improvements situate thereon; and

All of the foregoing property, interests and rights are sometimes hereinafter collectively referred to as the "Mortgaged Property, Improvements and Rights” or the “Property”;

AND, Grantor, for itself and its successors and assigns, represents, warrants and covenants that, and has good right and authority to grant, bargain, sell, convey, transfer, assign and mortgage the Property; that the execution and delivery of this Deed of Trust, the Notes and all other instruments securing the payment of the Notes do not contravene any law, order, decree, rule or regulation to which Grantor is subject; that the Notes, this Deed of Trust and all other instruments securing the payment of the Notes constitute the legal, valid and binding obligations of Grantor and that Grantor will warrant and forever defend the title to the Property against the claims of all persons whomsoever claiming or to claim the same or any part thereof, subject to all matters of record.

AND, that for so long as the Secured Indebtedness or any part thereof remains unpaid, Grantor covenants and agrees for itself and its successors and assigns as follows:

1.           Covenants.

1.1           Payment.  Grantor will make prompt payment, as the same become due, of all installments of principal and interest on the Notes and of all the other Secured Indebtedness.

1.2           Maintenance of Mortgaged Property.  Grantor will cause the Mortgaged Property to be used, occupied and operated in accordance with all applicable laws and rules, regulations and orders promulgated by all duly constituted authorities.  Grantor will allow the Beneficiary and/or its authorized representatives to enter the Property at any reasonable time upon advance written notice to inspect the Property and Grantor’s books and records pertaining thereto, and Grantor will reasonably assist the Beneficiary and said representatives in whatever way necessary to make such inspection.  Subject to the rights of the beneficiary under the Otten Deed of Trust (the “Otten Beneficiary”), the Beneficiary shall be entitled to participate in any condemnation proceeding concerning the proceeding.  If an Event of Default hereunder shall have occurred and be continuing, any proceeds of such condemnation shall, subject to the rights of the Otten Beneficiary, be applied by the Beneficiary to amounts outstanding under the Loan Documents.

1.3           Taxes.  Grantor shall pay or cause to be paid prior to delinquency, except to the extent provision is actually made therefor as set forth hereinafter, all taxes and assessments theretofore or hereafter levied or assessed against the Property, or any part thereof, or any other tax asserted as a substitute therefor and upon request, will furnish the Beneficiary with receipts showing payment of such taxes and assessments on or before the applicable due date therefor; except that Grantor may in good faith, by appropriate proceedings, contest and diligently pursue such contest, the validity, applicability or amount of any asserted tax or assessment; provided, however, that in any event each such contest shall be concluded and the taxes, assessments, interests, costs and penalties shall be paid prior to the date any writ or order is issued under which the Property may be sold.

1.4           Books and Records.  Grantor will keep accurate books and records in accordance with generally accepted accounting principles in which full, true and correct entries shall be promptly made as to all operations on the Property, and, as often as reasonably requested by the Beneficiary, but not more often than once in each calendar quarter.  Grantor will make full reports of operations in such form as the Beneficiary prescribes, setting out full data as to the exploration activities and expenditures, mine development activities and expenditures, mining activities and expenditures and all revenues from the Property.

2.           Remedies and Events of Default.

2.1           Events of Default.  The term "default" or "event of default" as used in this Deed of Trust shall mean the occurrence of any of the following events:

(a)           Any default, event of default, or event that, with the giving of notice or the passage of time or both would constitute a default or event of default, under the Notes or the Loan Documents; or

(b)           Except for a payment default described in paragraph (a) hereof, the failure of Grantor to make any payment due hereunder within forty-five (45) days from the date such payment is due; or

(c)           The failure of Grantor to timely and properly observe, keep or perform any material nonmonetary covenant, agreement, warranty or condition herein required to be observed, kept or performed, except that Grantor shall have one hundred and twenty (120) days from notice of such failure to cure such default and if such default cannot be cured within one hundred and twenty (120) days, Grantor shall have a reasonable period of time within which to cure such default, provided Grantor promptly commences curative action and prosecutes such curative action diligently to completion and provided such default or failure can be and is cured within six months from the date of such notice.

2.2           Acceleration.  Upon the occurrence of a default, which is not cured during the applicable cure period, if any, the Beneficiary shall have the option of declaring all the Secured Indebtedness in its entirety to be immediately due and payable without notice to Grantor, and the liens and security interests evidenced hereby shall be subject to foreclosure in any manner provided for herein and as provided by law.

2.3           Management and Possession.  Subject to the rights of the Otten Beneficiary, upon the occurrence of a default which is not cured during the applicable cure period, if any, the Beneficiary is authorized, whether prior or subsequent to the institution of any foreclosure proceedings, to enter upon the Property, or any part thereof, and to take possession of the Property and to exercise, without interference from Grantor, any and all rights to construct, manage, possess, operate, protect or preserve the Property and all equipment, data, documents, records, samples, minerals, ore and other materials relating to and/or derived from the Property (the “Associated Materials”), and to deduct from the proceeds (if any) resulting from the exercise of such rights all reasonable costs, expenses and liabilities of every character incurred by the Beneficiary in exercising such rights and in managing, operating, maintaining, protecting or preserving the Property and the Associated Materials and to apply the remainder of such proceeds on the indebtedness secured hereby in such manner as the Beneficiary may elect.  If necessary to obtain the possession provided for above, subject to the rights of the Otten Beneficiary, the Beneficiary may invoke any and all legal remedies to dispossess Grantor.

2.4           Foreclosure as Deed of Trust.  Upon the occurrence of a default hereunder, which is not cured during the applicable cure period, if any, the Beneficiary may, subject to the rights of any beneficiary holding priority rights, declare a violation of any of the covenants hereof and elect to advertise the Mortgaged Property, the Associated Materials, and all improvements and other rights relating to the foregoing, for sale and demand such sale.  Then, upon filing notice of such election and demand for sale with the Trustee, the Trustee shall proceed to foreclose upon the Property and, if directed to do so by the Beneficiary, upon the Associated Materials, all as provided by applicable law.  The Trustee shall provide public notice of such foreclosure sale as provided by applicable law.  Subject to the rights of any beneficiary holding priority rights, the Trustee shall sell and dispose of the Property, the Associated Materials, and all improvements and rights relating to the foregoing (en masse or in separate parcels, as the Trustee may think best) and all the right, title and interest of Grantor, and its successors and assigns therein, at public auction all in accordance with the provisions of Colorado Statutes.  Such sale(s) shall be a perpetual bar, both in law and equity, against Grantor and its successors and assigns, and all other persons claiming the Mortgaged Property, the Associated Materials, and all improvements and rights relating to the foregoing, or any part thereof by, through, from or under Grantor.  The Beneficiary may purchase the Mortgaged Property, the Associated Materials, and all improvements and rights relating the foregoing, or any part thereof, and may bid in any part or all of the indebtedness secured hereby, and the purchaser(s) at any such sale shall not be obligated to see to the application of the purchase money.

Any reasonable costs incurred by Beneficiary or its attorney as a part of the cost of foreclosure in conjunction with Grantor's default hereunder shall be deemed allowable by the Trustee in a foreclosure action.  Such allowable costs shall include, but not be limited to, appraisal fees, attorney fees and all costs incurred by Beneficiary or its attorney in conjunction with securing, preserving and maintaining the Property, the Associated Materials, and any improvements and rights relating to the foregoing, such as, by way of example and not by way of limitation, costs incurred in conjunction with the appointment and/or institution of a receivership (whether or not a receiver be appointed).

2.5           Foreclosure as Mortgage.  This instrument shall be effective as a mortgage and a security agreement as well as a deed of trust and, upon the occurrence of a default, may be foreclosed, at the election of the Beneficiary, as to any of the Property or the Associated Materials in any manner permitted by the laws of the State of Colorado.

2.6           Application of Proceeds.  The proceeds of any sale in foreclosure of the liens evidenced hereby shall be applied:

FIRST, to the payment of all costs and expenses incident to such foreclosure sale, including, but not limited to, all reasonable attorneys' fees and court costs and charges of every character, and the statutory fee to the Trustee;

SECOND, to the payment in full of the Secured Indebtedness (including, specifically, without limitation, the principal, interest, late charges and attorneys' fees due and unpaid on the Notes and the amounts due and unpaid and owed to the Beneficiary under this Deed of Trust) in such order as the Beneficiary may elect; and

THIRD, the remainder, if any, shall be paid in accordance with applicable statutory provisions or court order.

2.7           Receiver.  In addition to all other remedies herein provided for, Grantor agrees that upon the occurrence of a default, the Beneficiary shall, as a matter of right, be entitled to an ex parte appointment of a receiver or receivers for all or any part of the Property and the Associated Materials without regard to the value of the Property or the Associated Materials or to the solvency of any person or persons liable for the payment of the indebtedness secured hereby, and Grantor does hereby consent to the appointment of such receiver or receivers, waives any and all defenses to such appointment and agrees not to oppose any application therefor by the Beneficiary, but nothing herein is to be construed to deprive Beneficiary of any other right, remedy or privilege it may now have under the law to have a receiver appointed; provided, however, that the appointment of such receiver, trustee or other appointee by virtue of any court order, statute or regulation shall not impair or in any manner prejudice the rights of the Beneficiary to receive payment of the rents and income.  The receiver or his/her/its agents shall be entitled to enter upon and take possession of any and all of the Property and the Associated Materials.  The receiver, personally or through its agents or attorneys, may exclude Grantor and its agents, servants and employees wholly from the Property and the Associated Materials and have, hold, use, operate, manage and control the same and each and every part thereof, and keep insured, the Property and the Associated Materials.  Such receivership shall, at the option of the Beneficiary, continue until full payment of all sums, hereby secured, then due and payable or until title to the Property and the Associated Materials shall have passed by foreclosure sale under this Deed of Trust and the period of redemption, if any, shall have expired.

2.8           Remedies Cumulative.  All remedies herein expressly provided for are cumulative of any and all other remedies existing at law or in equity and are cumulative of any and all other remedies provided for in any other instrument securing the payment of the Secured Indebtedness, or any part thereof, or otherwise benefiting the Beneficiary, and the Trustee and the Beneficiary shall, in addition to the remedies herein provided, be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for the collection of the Secured Indebtedness and the enforcement of the covenants herein and the foreclosure of the liens and security interests evidenced hereby, and the use of any remedy provided for hereunder or under any such other instrument or provided for by law shall not prevent the concurrent or subsequent use of any other appropriate remedy or remedies.  The Beneficiary shall be entitled to enforce the provisions of this Deed of Trust and to exercise its rights and remedies hereunder notwithstanding that some or all of the indebtedness hereby secured is now or shall hereafter be otherwise secured, whether by mortgage, pledge, lien, assignment or otherwise.  Neither the acceptance of this Deed of Trust nor the enforcement thereof shall prejudice or in any manner affect the right of the Beneficiary to realize upon or enforce any other security now or hereafter held by the Beneficiary, it being understood that the Beneficiary shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by it in such order and manner as it may in its sole discretion determine.

2.9           Election of Remedies.  The Beneficiary may resort to any security given by this Deed of Trust or to any other security now existing or hereafter given to secure the payment of the Secured Indebtedness, in whole or in part, and in such portions and in such order as may seem best to the Beneficiary in its sole discretion.

2.10           Tenancy of Grantor.  In the event there is a foreclosure sale hereunder and at the time of such sale Grantor or its representatives, successors or assigns or any other persons claiming any interest in the Property and/or the Associated Materials by, through or under Grantor are occupying or using the Property and/or the Associated Materials, or any part thereof, each and all shall, at the option of the Beneficiary or the purchaser at such sale, as the case may be, immediately become the tenant of the Beneficiary or said purchaser and said tenancy shall be terminable at will by the Beneficiary or said purchaser, as the case may be.  In the event any tenant fails to surrender possession of said Property and the Associated Materials upon the exercise of such option, the purchaser shall be entitled to institute and maintain an action for forcible entry and detainer.

3.           Miscellaneous.

3.1           Release.  If the Secured Indebtedness is paid in full, then and in that event only, all rights under this Deed of Trust shall be released by the Beneficiary in due form at Grantor's cost.  No release of this Deed of Trust or the lien thereof shall be valid unless executed by the Beneficiary.

3.2           Beneficiary Rights.  Without affecting the responsibility of Grantor for the performance of the covenants and agreements herein contained, and without affecting the lien of this Deed of Trust upon any of the Property and the Associated Materials, the Beneficiary may at any time and from time to time without notice in writing:  (a) waive compliance by Grantor with any covenant herein made by Grantor to the extent and in the manner specified in such writing; (b) consent to Grantor doing any act which hereunder Grantor is required to do, to the extent and in the manner specified in such writing; (c) release any part of the Property and/or the Associated Materials, or any interest therein, from the lien and security interest of this Deed of Trust; (d) release any party liable, either directly or indirectly, for the Secured Indebtedness or for any covenant herein or in any other instrument now or hereafter securing the payment of the Secured Indebtedness, without impairing or releasing the liability of any other party; (e) extend the time for payment of the Notes or otherwise grant indulgences or modify the Notes, or (f) subordinate the lien hereof.

3.3           Maximum Interest.  Any provision contained herein, in the Notes or in any other instrument evidencing, securing or otherwise relating to any of the Secured Indebtedness to the contrary notwithstanding, the Beneficiary shall not be entitled to receive or collect, nor shall Grantor be obligated to pay, interest on any of the Secured Indebtedness in excess of the maximum rate of interest permitted by applicable law, and if any provision herein, in the Notes or in such other instrument shall ever be construed or held to permit the collection or to require the payment of any amount of interest in excess of that permitted by applicable law, the provisions of the Notes shall control and shall override any contrary or inconsistent provision herein or in such other document or instrument.

3.4           Notices.  Any and all notices, elections, demands, requests, and responses thereto permitted or required to be given under this Deed of Trust shall be in writing, signed by or on behalf of the party giving the same, and shall be deemed to have been properly given and shall be effective upon being personally delivered, or upon being deposited in the United States mail, postage prepaid, certified with return receipt requested, or upon being deposited with an overnight commercial delivery service requiring proof of delivery, to the other party at the address of such other party set forth above or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof; and provided further that no notice of change of address shall be effective until the date of receipt thereof.  Personal delivery to a party or to any officer, partner, agent or employee of such party at said address shall constitute receipt.  Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt.  Any such notice, election, demand, request or response to the respective parties shall be addressed to the addresses provided above.  A copy of any notices addressed to the Trustee and/or the Beneficiary shall be delivered at the same time to Burak Anderson & Melloni, PLC, 30 Main Street, Burlington, VT 05042, Attn: Shane W. McCormack.

3.5           Binding Effect.  The terms, provisions, covenants and conditions hereof shall be binding upon Grantor and the heirs, representatives, successors and assigns of Grantor, including all heirs and successors in interest of Grantor in and to all or any part of the Property and/or the Associated Materials, and shall inure to the benefit of Grantor, the Trustee and the Beneficiary and their respective successors and assigns, substitutes and assigns and shall constitute covenants running with the land.  All references in this Deed of Trust to Grantor, the Trustee or the Beneficiary shall be deemed to include all such representatives, successors, substitutes and assigns.

3.6           Invalidity.  A determination that any provision of this Deed of Trust is unenforceable or invalid shall not affect the enforceability or validity of any remaining provision, and any determination that the application of any provision of this Deed of Trust to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

3.7           Redemption.  In the event the Property or any part thereof shall be sold upon foreclosure as provided hereunder, the sum for which the same shall have been sold shall, for purposes of redemption (pursuant to Section 38-38-301, et seq., C.R.S., or the corresponding provisions of any future law), bear interest at the rate of interest provided in the Notes from the date of sale until paid.

3.8           Governing Law.  This Deed of Trust and the Notes secured hereby shall be governed by and construed according to the laws of the State of Colorado at the date of execution.

Signature Page Follows

IN WITNESS WHEREOF, the Grantor has executed this instrument as of the date first set forth above.

GRANTOR:

HUNTER BATES MINING CORPORATION

By:	/s/ Mark D. Dacko
Mark D. Dacko, Chief Financial Officer

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 11th day of September, 2008, by Mark D. Dacko, as CFO of Hunter Bates Mining Corporation, a Minnesota corporation, on behalf of the corporation.

/s/ Cynthia Koosmann
Notary Public